EXHIBIT 10.98

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED FROM PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION, WHICH HAS BEEN IDENTIFIED WITH THE SYMBOL “[*],” HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

HOKU CHANGE ORDER 3.0

February 19, 2009

STONE & WEBSTER, INC.
Attn:  Mel Barnett
One Main Street
Cambridge, MA 02142

Dear Mel:

Pursuant to Article 8.2 of the Engineering, Procurement & Construction Management Agreement (the “Agreement”) dated August 7, 2007, by and between Hoku Materials, Inc. (“Owner”) and Stone & Webster, Inc. (“Contractor”), Owner and Contractor hereby agree to the following Change Order (as defined in the Agreement).  Capitalized terms not otherwise defined in this Change Order are defined in the Agreement.

1.
The title of the Agreement is hereby changed from “ENGINEERING, PROCUREMENT & CONSTRUCTION MANAGEMENT AGREEMENT” to “ENGINEERING AND PROCUREMENT AGREEMENT”.  Also, in line 1 of the Agreement, replace “Engineering, Procurement and Construction Management” with “Engineering and Procurement”.

2.	Section 1.1 AGREEMENT. In line 1 and 2, replace “Engineering, Procurement and Construction Management” with “Engineering and Procurement.”

3.	Section 1.6 of the Agreement, which defines “CONSTRUCTION MANAGEMENT” is hereby deleted in its entirety and replaced with the following:

3.6
CONSTRUCTION MANAGEMENT.  Construction Management shall mean services related to coordinating, monitoring, status assessment and reporting on construction progress, schedule, and budget, which services will be provided by Owner or Owner’s designated representative.

4.	Section 1.10 OWNER AND CONTRACTOR. In line 2, of Section 1.10, delete the phrase “and its Construction Management Services.”

One Hoku Way · Pocatello, Idaho 83204 · Tel 808-682-7800 · Fax 808-440-0357 · www.hokumaterials.com

Mr. Mel Barnett Stone & Webster, Inc. February 19, 2009 Page 2 of 13

5.	Section 1.16 of the Agreement, which defines “Substantial Completion” is hereby deleted in its entirety and replaced with the following:

1.16. SUBSTANTIAL COMPLETION.  Substantial Completion shall be by Milestone as specified in Exhibit B (Contract Time Schedule).  Actual Substantial Completion for an applicable Milestone shall be deemed achieved at the time when  the plans, drawings, designs, and other deliverables that are required for commencing construction of the portion of the Project associated with a corresponding Milestone and which are included in Contractor’s Engineering Services, have been issued for construction (“IFC”) to Owner or Owner’s designated construction contractor.  Substantial Completion of a

Milestone shall not be withheld or deemed unachieved by reason of minor immaterial items/portions of incomplete Work, which items/portions of Work are not necessary for commencement of construction in an orderly and efficient manner.  The terms “substantially complete” and “substantially completed” as applied to all or part of the Project or Milestone refer to Substantial Completion thereof.

6.	Section 1.9 of the Agreement, which defines “Milestone” is hereby deleted in its entirety and replaced with the following:

1.9 MILESTONE.  The term Milestone shall mean the “Final IFC Date” listed by design discipline for each major Project system listed in Exhibit B.

7.	Section 1.20 of the Agreement, which defines “Work” is hereby deleted in its entirety and replaced with the following:

1.20
WORK.  The term “Work” shall mean Engineering Services and procurement services of the Project to be performed by Contractor under this Agreement and includes all services, labor, and tests provided or to be provided to fulfill Contractor’s obligations under this Agreement, as described on Exhibit A attached hereto.

8.	Section 2.11. AGREEMENT. In line 1 of Section 2.11, replace “Engineering, Procurement and Construction Management” with “Engineering and Procurement.”

9.
Section 3.1.9. SAFETY.  Starting in line 3 of Section 3.1.9 delete, “Contractor shall implement a Site safety program based . . . to Owner upon request.”  Also, in line 12, delete, “and to comply with all . . . hazards at the job site.”

10.
Insofar as Contractor is no longer responsible for construction management within its scope of Work, Section 3.4 (inclusive of Sections 3.4.1 – 3.4.3) are hereby deleted in their entirety and replaced with the following:

3.4           [RESERVED]

Mr. Mel Barnett Stone & Webster, Inc. February 19, 2009 Page 3 of 13

3.4.1           [RESERVED]

3.4.2           [RESERVED]

3.4.3           [RESERVED]

11.
Insofar as Contractor is not responsible for commissioning or start-up of equipment within its scope of Work, but is only responsible for providing the Engineering Services, Section 6.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

6.2           [RESERVED]

12.	Section 6.3 of the Agreement, which relates to delays to the Contract Time Schedule is hereby deleted in its entirety and replaced with the following:

  6.3.           DELAYS.  If Contractor is unable to meet any Milestone on the Contract Time Schedule due to any actual delay in the progress of the Work that is caused by: (1) any act or omission of Owner or by any separate contractor employed by Owner, (2) changes ordered in the Project; (3) any act of force majeure including, but not limited to, strikes, fire, acts of God, or any event beyond the control of Contractor; or (4) by a delay authorized by Owner, then Contractor shall be entitled to a Change Order extending the applicable Milestone date and Target Price for the period of time and for such increase in the Target Price as are directly caused by any of the foregoing circumstances of such delay; provided, however, that Contractor shall use commercially reasonable efforts to mitigate any delay caused by the foregoing circumstances; and, provided, further that the Contract Time Schedule shall not be extended, and the Target Price shall not be increased to the extent that the acts or omissions of Contractor directly contributed to such delay.  If the Work is delayed due to the fault of Contractor such that Contractor does not achieve Substantial Completion on or before the applicable Milestone date set forth in the Contract Time Schedule, then the Contract Time Schedule shall not be adjusted, the Target Price shall not be increased, and Contractor shall pay Owner liquidated damages (LD’s) pursuant to Addendum 1 to Exhibit D.  Such LD’s owed by Contractor to Owner shall be limited to one million dollars ($1,000,000) in the aggregate.   Such liquidated damages shall be Owner’s sole remedy against Contractor for Contractor’s failure to achieve any applicable Milestone and Contractor shall not otherwise be liable for any direct, indirect, incidental, consequential or other damages which may be suffered or incurred by Owner or others resulting from any interruption or delay in start-up or use of, or production from, any of Owner’s existing facilities or those to be designed hereunder.  LD’s shall be assessed upon Substantial Completion of the final Milestone, and Owner may deduct or off-set the LD’s from payment of the retainage pursuant to Section 10.1.1.2.

13.
Insofar as Contractor is not responsible for inspection of equipment within its scope of Work, but is only responsible for providing the Engineering Services, Section 6.5 of the Agreement is hereby deleted in its entirety and replaced with the following:

Mr. Mel Barnett Stone & Webster, Inc. February 19, 2009 Page 4 of 13

6.5	[RESERVED]

14.	Exhibit A to the Agreement is hereby amended and restated and replaced in its entirety with Exhibit A to this Change Order 3.

15.
This confirms Owner’s January 16, 2009 direction for Contractor to suspend Work on the TCS Functional Areas as such TCS scope of Work is further clarified in Exhibit A to this Change Order 3 and by separate documentation between Owner and Contractor.  Owner intends for Contractor to resume Work on the TCS Functional Areas on or before April 1, 2009.  The Target Price shall remain at $50 Million. Contractor, however, makes no representations that Contractor’s Work can be completed within such Target Price.

16.	The third paragraph of Section 10.1.1 regarding payment of invoices is hereby deleted in its entirety and replaced with the following:

Provided that an Application for Payment is received by the Owner not later than the 1st day of a month, the Owner shall make payment to the Contractor not later than the 15th day of the same month. If an Application for Payment is received by the Owner after the application date fixed above, payment shall be made by the Owner not later than fifteen (15) days after the date it receives the Application for Payment; provided, however that Owner shall have a seven-day grace period after such payment date in which to make the payment before any interest or other penalty shall accrue.

17.	Sections 12.3 through 12.3.4 of the Agreement are hereby deleted in their entirety and replaced with the following:

12.3. TERMINATION BY OWNER FOR CONVENIENCE.  Upon two days written notice to Contractor, Owner may, without cause and without prejudice to any other right or remedy of Owner, elect to terminate the Agreement.  In such case, Contractor shall be paid for:

12.3.1. COMPLETED AND ACCEPTED WORK.  Completed and accepted Work executed in accord with the Contract Documents prior to the effective date of termination at the rates outlined in Exhibit D; and

12.3.2. EXPENSES.  Reasonable expenses sustained prior to the effective date of termination in performing services and furnishing labor, materials, or equipment as required by the Contract Documents in connection with uncompleted Work at the rates outlined in Exhibit D.

12.3.3. [RESERVED]

12.3.4. TERMINATION EXPENSES.  Other reasonable and documented costs and expenses that are directly attributable to the termination incurred by Contractor after the effective date of termination, which amounts shall not to exceed one percent (1%) of the Target Price, inclusive of any demobilization and winding down costs.

Mr. Mel Barnett Stone & Webster, Inc. February 19, 2009 Page 5 of 13

18.
Effective upon submission of the next Application for Payment following the execution of this Change Order 3, Owner shall no longer withhold any retainage pursuant to Section 10.1.1.2 of the Agreement from any future Application for Payment; and, provided, further, that all retainage amounts previously withheld shall be paid to Contractor in three equal monthly payments beginning with payment of the invoice for Work in April, 2009, through and including the invoice for Work in June, 2009.

19.
The Scope of Work as defined in pages 26 thru 29 of Exhibit A of the Agreement is hereby deleted in its entirety and replaced by the amended and restated Contractor’s Scope of Work as set forth on Exhibit A to this Change Order 3.  Schedule 1 and Appendix 1 to the original Exhibit A to the Agreement remain in effect as part of the Agreement.

20.
Exhibit B of the Agreement (as amended by Change Order 2) is hereby deleted in its entirety and replaced with the amended and restated Contract Time Schedule as set forth on Exhibit B to this Change Order 3.

21.	Exhibit D of the Agreement is hereby amended to delete Section 2 (regarding incentives) of Exhibit D of the Agreement in its entirety.

22.	Addendum 1 to Exhibit D (as amended by Change Order 2) is hereby deleted in its entirety and replaced with the amended and restated Addendum 1 to Exhibit D attached to this Change Order 3.

23.	Pursuant to Section 15.9 of the Agreement (Notice), Owner hereby updates its notice addresses as follows:

If to Owner, to:

HOKU MATERIALS, INC.
Attn: Karl Taft
One Hoku Way
Pocatello, Idaho 83204
Tel:  808-682-7800
Fax:  808-440-0357

With a copy to:

HOKU SCIENTIFIC, INC.
Attn: Dustin Shindo
1288 Ala Moana Blvd, Suite 220
Honolulu, Hawaii 96814
Fax:  (808) 440-0357
Tel:  (808) 682-7800

24.           The Change Order 3 includes the Scope of Work and costs identified in Contractor’s Change Notices 1 thru 45 and 47 thru 50.  Costs and impacts for Change Notices 46, and 51 and above are not included in this Change Order 3.

Mr. Mel Barnett Stone & Webster, Inc. February 19, 2009 Page 6 of 13

Owner and Contractor agree that this Change Order 3 is a complete and final settlement and shall serve as an accord and satisfaction for all change notices, Change Orders, Modifications, and representations made and submitted by Contractor prior to the effective date with the exception of Change Notice 46 and Change Notices above 50, which the Parties agree to hold open and include such scope, costs, and impact in a later Change Order.  Except for the matters specifically set forth above, this Change Order does not amend the Agreement.  In the event of any disagreement between the terms of this Change Order, the

Agreement, Change Order No. 1 and Change Order No. 2, the terms of this Change Order shall be controlling.

Please sign below to acknowledge your agreement with this Change Order 3.

Sincerely yours,

HOKU MATERIALS, INC.

By:  /s/ Scott B. Paul

Name:  Scott B. Paul
Title:  Chief Operating Officer

Acknowledged and agreed as of February 19, 2009.

STONE & WEBSTER, INC.

By:  /s/ R.D. Sorbo

Name:  R.D. Sorbo
Title:  Sr. VP, Ethylene

Cc:  Ric Sorbo, Stone & Webster, Inc., 1430 Enclave Parkway, Houston, TX 77077

Mr. Mel Barnett Stone & Webster, Inc. February 19, 2009 Page 7 of 13

Exhibit A

CONTRACTOR’S SCOPE OF WORK

This Scope of Work (the “Scope of Work”) further defines the Work to be performed by CONTRACTOR pursuant to the Engineering, Procurement and Construction Management Agreement dated as of August 7, 2007, between HOKU MATERIALS, INC. and STONE & WEBSTER, INC., as amended from time to time pursuant to a Change Order  (the “Agreement”).  Capitalized terms not otherwise defined herein are defined in the Agreement.

CONTRACTOR’s Procurement services shall be performed pursuant to the Procurement Execution Plan which is attached to the Agreement as Appendix 1 to Exhibit A.

This Scope of Work is intended to totally define the Work required to design and procure a completed polysilicon plant capable of producing 4,000 metric tons per year of polysilicon (the “Project”), which includes the following key areas (the “Functional Areas”):

[*]

The following additional areas (the “TCS Functional Areas”) are included in the Scope of Work, and except as set forth in the following clause, are included in the definition of Functional Areas; provided, however, that as of the date of Change Order No. 3, all Work related to the TCS Functional Areas is suspended pursuant to that certain written notice of suspension from Owner to Contractor dated January 16, 2009.

[*]

The Contractor’s Scope of Work includes integrating the Owner’s licensors for the Functional Areas, ensuring that all proper steps have been taken to properly integrate all energy and utilities for acceptable performance under all scenarios including, but not limited to normal operation, emergency situations, and unforeseen system glitches, and working with Owner’s general construction contractor towards the successful construction of the Functional Areas, which includes, without limitation, responding to requests for information, supporting the permitting process, and working on design changes during construction.  Design criteria will be in accordance to site specific characteristics and Contractor does not guarantee the quantity or purity of the polysilicon that the plant will ultimately produce.  Contractor will however ensure that the integration of the Functional Areas, and utilities and safety systems will allow for each Functional Area to operate as designed pursuant to licensor deliverables.

IT IS EXPRESSLY UNDERSTOOD AND ACKNOWLEDGED BY CONTRACTOR THAT OWNER INTENDS TO COMMENCE COMMISSIONING AND START-UP OF THE PLANT PRIOR TO FINAL COMPLETION, AND THAT CONSTRUCTION WILL PROCEED DURING OPERATION OF THE PLANT.  IT IS FURTHER ACKNOWLEDGED BY CONTRACTOR THAT OWNER INTENDS TO FIRST OPERATE THE PLANT USING TRICHLOROSILANE THAT IS PURCHASED FROM A THIRD PARTY SUPPLIER, PRIOR TO COMPLETION OF ON-SITE TRICHLOROSILANE PRODUCTION; HOWEVER, THE FUNCTIONAL AREAS ARE TO BE DESIGNED TO ALLOW A SWITCH-OVER FROM THIRD PARTY TRICHLOROSILANE TO TRICHLOROSILANE THAT IS GENERATED ON-SITE.

Mr. Mel Barnett Stone & Webster, Inc. February 19, 2009 Page 8 of 13

PROJECT DEVELOPMENT
The Work to be performed includes the preparation of the design basis (System Design Specification, SDS) site plan and layout drawings, preliminary P&ID’s, scope definition, preliminary specifications, equipment list, and preliminary mechanical and electrical specifications for each of the Functional Areas, as more fully described below.

Throughout the project development, Contractor will maintain an up-to-date schedule of the Engineering Services and procurement will be maintained. This schedule will be detailed enough as to allow the monitoring of all activities, especially those on the critical path, and the detection of potential delays.

PROJECT APPROACH

A.	Contractor will provide Engineering Services and procurement services (in accordance with the Procurement Plant) for complete design of the Functional Areas with exceptions as noted herein.

B.
Contractor will provide the mechanical and control systems design for the Functional Areas and provide electrical and mechanical systems and civil/structural/architectural design as required by the State professional regulating agencies.

C.
Contractor will provide equipment procurement for equipment and materials as shown on the final P&IDs for the Functional Areas and in accordance with the Procurement Plan.  Owner will also select and retain vendors for specialty services.

D.
Engineering Services – Contractor will provide all Engineering Services required for construction and integration of the Functional Areas (excluding services provided by Owner as noted herein), including civil/architectural, structural, piping, equipment, electrical, heating, ventilation and air conditioning (HVAC), process design, and instruments and controls (I&C) (each of the foregoing eight discrete services is a “Engineering Discipline”), as more fully detailed below:

1.	Process and mechanical design, to include:

a.	Process and instrumentation diagrams (P&IDs)

b.	Plant and equipment arrangements drawings

c.	Piping and equipment installation specifications

d.	Piping layout drawings, as necessary, to facilitate piping installation

e.	Equipment and component procurement specifications

2.	Civil and structural design drawings and specifications, for:

3.	HVAC design drawings and specifications

4.	Electrical design including but not limited to:

a.	One line power distribution diagrams

b.	Motor control elementaries

c.	MCC room equipment location plans

d.	Lighting plans

e.	Power and lighting plans

f.	Grounding and lightning protection plans

g.	Electrical equipment procurement specifications

5.	Instrumentation and control design, to include:

a.	Instrumentation procurement specifications

Mr. Mel Barnett Stone & Webster, Inc. February 19, 2009 Page 9 of 13

b.	Instrumentation wiring diagrams

c.	Control system hardware and software design

SCOPE OF SUPPLY (DELIVERABLES)

A.	Engineering Services. All calculations, plans, lists, procedures, necessary for the design, and construction of the Functional Areas are included in this section.

1.	Basic Engineering

a.	General plot plant of the plant:
i.	Plant layout
ii.	Section and elevation plans
iii.	General arrangement drawings

b.	Process
i.	Energy and mass balance
ii.	Block, process flow and process and instrumentation diagrams
iii.	Equipment list
iv.	Equipment data sheets
v.	Process description
vi.	Nutrient and chemical data consumption sheet
vii.	Utilities data consumption sheet
viii.	Electric one-line diagram
ix.	Architecture of the control system

c.	Purchase specifications of the main equipment

2.	Detail Engineering

a.	Mechanical and Piping
i.	Orthographic
ii.	Pipe isometrics
iii.	“Hot lines” stress calculation
iv.	Elements and components piping list
v.	Drawing, design and/or design criteria for piping insulation and heat tracing, freeze protection
vi.	Specifications for pumps, valves, pipes, fittings and line elements, insulation
vii.	Pipe rack, others steel structures and platforms layout and typical details and design loadings

b.	Electrical
i.	Lightning protection and grounding plans
ii.	List of electric equipment
iii.	Layout of electric equipment and cable trays routing
iv.	Layout of MV switchgear, LV general panel boards and MCC
v.	Technical specification of transformers, MV switchgear, LV general panel boards and MCC
vi.	Technical specification of electric components, cables, trays, and conduits

Mr. Mel Barnett Stone & Webster, Inc. February 19, 2009 Page 10 of 13

c.	Instrumentation and control
i.	Control system specification
ii.	Specification of control wires and instrumentation
iii.	List of control valves and data sheets
iv.	List of instruments and data sheets
v.	Location of instrumentation termination points will be provided in the Instrumentation Design Package

d.	Civil Works and miscellaneous
i.	Buildings plans, foundations, roads
ii.	Drainages, storm water collection and waste water systems
iii.	Fire protection system plans and specification

e.	Record Drawings - Contractor will provide record drawings for the following:
i.	Equipment general arrangement drawings
ii.	Utilities drawings
iii.	P&IDs
iv.	Manufacturer’s shop drawings
v.	Electrical single lines
vi.	Electrical panel drawings
vii.	As-Built Drawings shall be the responsibility of Owner or Owner’s construction contractor.

3.
Construction Engineering.  During construction of the plant, Contractor shall respond to requests for information from Owner, Owner’s construction contractor, and any other third party that is designated by Owner, to support the on-going design and engineering of the Project during construction, and until final completion of the Project.

4.
Operation and Maintenance Handbooks.  Operating and maintenance manuals for equipment procured by Contractor will be provided after commissioning.  All drawings, vendor data, programming, operating procedures and training manuals will be provided in electronic and hard copy format wherever possible.  Five copies will be provided.  The vendor Maintenance Manuals will provide detailed information, descriptions and procedures for maintaining all equipment throughout the plant as procured by Contractor.  It will include such things as equipment lists, drawings, product data, warranties, maintenance and repair schedules, calibration procedures, and trouble shooting techniques.  Five copies will be provided.

5.	Final documentation will be provided to Owner, in the form of hard copy and electronic files wherever possible. This will include, but not be limited to:

•	Drawing/Specifications (including electronic files)
•	DCS Logic
•	HMI Screen Work
•	Training Manuals for Contractor supplied Equipment

Mr. Mel Barnett Stone & Webster, Inc. February 19, 2009 Page 11 of 13

Exhibit B

CONTRACT TIME SCHEDULE

The following Contract Time Schedule is attached as Exhibit B to the Engineering and Procurement Agreement dated as of August 7, 2007, as amended by Change Order 3, between HOKU MATERIALS, INC. and STONE & WEBSTER, INC. (the “Agreement”).  Capitalized terms not otherwise defined herein are defined in the Agreement.

[*]

Mr. Mel Barnett Stone & Webster, Inc. February 19, 2009 Page 12 of 13

Exhibit B Clarifications

1.
The dates shown in Exhibit B exclude the impact of modifying the design of the plant to incorporate the changes required to achieve safe and practical operation of the plant in Partial Commercial Operation (PCO) mode as the interface points and related scope has not been fully defined.

2.
Civil, structural, and electrical drawings require the approval of local authorities.  In Exhibit B, 14 calendar days have been allowed from the IFC (Issued For Construction) date to the IFC approval date.  If the approval of the drawings is delayed by the local authorities or there are minor comments that require Shaw response, the milestone is considered to have been met.  Shaw will respond to all comments from the local authorities in a timely manner.

3.
The dates shown for the civil and structural disciplines are the dates to complete the major structures and foundations.  The dates exclude the drawings required for such items as miscellaneous pipe supports, which are to be issued later in the design cycle.

4.	The I&C dates include the drawings required for construction and the loop drawings that are required for plant checkout.

5.	The Piping dates shown are for the issue of piping isometrics.

6.	The dates shown for all disciplines include the release of any holds that impact construction.

7.	The dates shown in Exhibit B represent the time to complete the Shaw scope of work for PCO as the scope was defined on 16-January-09, which scope is subject to further clarification per item #1.

8.
Delays caused by lack of, or changes in, vendor or licensor information are excluded from the LD dates shown in Exhibit B.  When Shaw recognizes a delay caused by Hoku, vendors or licensors, Shaw will immediately notify Hoku with the nature of the delay and any related schedule impact.  [*].

9.	Shaw shall issue a letter to Hoku declaring the date when each milestone has been achieved.

Mr. Mel Barnett Stone & Webster, Inc. February 19, 2009 Page 13 of 13

Addendum 1 to Exhibit D

This Addendum 1 to Exhibit D of the Agreement replaces in its entirety the Addendum 1 to the Engineering, Procurement and Construction Management Agreement dated as of August 7, 2007, as modified by Change Order 3. Capitalized terms not otherwise defined herein are defined in the Agreement.

Except as otherwise set forth in Section 6.3 of the Agreement, in the event that the Milestones set forth on the Contract Time Schedule are not achieved by the applicable dates, then Contractor shall pay Owner liquidated damages (“LD’s”) pursuant to Section 6.3 of the Agreement in accordance with the following formula:

1.
Each of the Engineering Disciplines (as defined on Exhibit A) that are identified on the table below shall be liable for the maximum amount of liquidated damages described in the following table (the “LD Cap”):

Engineering Discipline:	Civil/Arch	Structural	Piping	Electrical	I&C
LD’s:	$125,000	$125,000	$250,000	$250,000	$250,000

2.
Each Milestone shall have a five-day grace period (the “Grace Period”) before any LD’s accrue, up to a combined aggregate total grace period of fifteen (15) days of delays for all Milestones within each Engineering Discipline.  Once there have been an aggregate of fifteen (15) days of delays for one or more Milestones in any given Engineering Discipline, there shall be no further Grace Period for any Milestone within that Engineering Discipline.  After expiration of the Grace Period, LD’s shall accrue according to the following table up to the LD Cap for each Engineering Discipline.

No. of calendar days after expiration of Grace Period	LD amount per calendar day
	Civil/Arch	Structural	Piping	Electrical	I&C
1-5	$2,500	$2,500	$5,000	$5,000	$5,000
6-10	$5,000	$5,000	$10,000	$10,000	$10,000
11-15	$10,000	$10,000	$20,000	$20,000	$20,000
16+	$12,500	$12,500	$25,000	$25,000	$25,000